MADSEN & ASSOCIATES CPA'S, INC.
684 EAST VINE STREET #3
MURRAY, UT 84107

July 30, 2012

United States Securities and Exchange Commission
450 Fifth Street, N. W.
Washington D.C. 20549

Re: Search By Headlines.com Corp.

Dear Sirs/Madams:

The undersigned Madsen & Associates CPA's, Inc. previously acted as independent accountants to audit the financial statements of Search By Headlines.com Corp. (the Company). We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read the Company's statements included under Item 4.01 of its Form 8-K dated on or about July 30, 2012, and we agree with such statements as they relate to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

Madsen & Associates CPA's, Inc.

Madsen & Associates CPA's, Inc.